UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2012

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 28, 2012, Exar Corporation (the “Company”) implemented a reduction in force of approximately 120 employees. The Company determined to effect the reduction in force in order to reduce its operating costs and improve profitability. The Company estimates that the reduction in force will result in a reduction in annual operating expenses of approximately $12 million, not including charges associated with the reduction in force.

The Company will incur material charges under generally accepted accounting principles as a result of the reductions in force on March 28, 2012. The Company estimates that such charges will be in an aggregate amount of between $10.4 and $10.9 million, of which between $8.0 and $8.1 million are expected to result in cash expenditures. The foregoing estimated charges include between $3.7 and $4.0 million for one-time termination benefits, approximately $6.5 million for the exit of electronic design automation tool related leases and between $0.2 and $0.4 million for other costs.

On March 28, 2012 the Company issued a press release announcing the reduction in force and detailing the Company’s restructuring activities in the March 2012 quarter, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Certain statements in this Current Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to anticipated accounting charges, cash expenditures and operating expense cost savings. Many factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2012	EXAR CORPORATION

	By:	/s/ Kevin Bauer
Kevin Bauer Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release